Exhibit 5.1

Date December 13, 2022

DELIVERED

Brookfield Asset Management Ltd.

Suite 100, Brookfield Place

181 Bay Street

Toronto, Ontario M5J 2T3

Dear Sirs/Mesdames:

Re:	Brookfield Asset Management Ltd.

We are acting as British Columbia counsel to Brookfield Asset Management Ltd. (the “Corporation”) in connection with the filing on the date hereof of a Registration Statement on Form S-8 (the “Form S-8”) with respect to Class A Limited Voting Shares of the Corporation (the “Shares”) issuable pursuant to (i) the Corporation’s 2022 Management Share Option Plan, (ii) 2022 Non-Qualified Management Share Option Plan, (iii) Escrowed Stock Plan, and (iv) Restricted Stock Plan (together, the “Incentive Plans”). We have made such investigations and examined originals or copies certified or otherwise identified to our satisfaction of such documents, records and certificates of the Corporation as we have considered necessary or relevant for the purposes of this opinion including:

(a)	the Notice of Articles and Articles of the Corporation;

(b)	the Incentive Plans; and

(c)	resolutions of the directors of the Corporation authorizing the Incentive Plans.

For purposes of this opinion, we have assumed with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies and the legal capacity of all individuals who have executed any of such documents.

Based and relying upon and subject to the foregoing we are of the opinion that, upon issuance and payment therefor in accordance with the terms of the:

1.	Management Share Option Plan, 12,000,000 Shares;

2.	Non-Qualified Management Share Option Plan, 12,000,000 Shares;

3.	Escrowed Stock Plan, 7,500,000 Shares; and

4.	Restricted Stock Plan, 6,000,000 Shares,

will be validly issued and outstanding as fully paid and non-assessable shares in the capital of the Corporation.

December 13, 2022

The foregoing opinion is limited to the laws of British Columbia and the federal laws of Canada applicable therein.

We consent to the filing of this opinion as an exhibit to the Form S-8. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours truly,

/s/ McMillan LLP

McMillan LLP